Exhibit 21.1


                          dick clark productions, inc.

                            Subsidiaries & Affiliates


dick clark film group, inc.
dick clark presentations, inc.
dick clark media archives, inc.
dick clark restaurants, inc.
C & C Joint Venture
dick clark corporate productions, inc.
Metcalf Restaurants, Inc.
Reno Entertainment, Inc.
Dick Clark's American Bandstand Club-Reno
Buckeye Restaurants, Inc.
Hoosier Entertainment, Inc.
Kenwood Entertainment, Inc.
King of Prussia Entertainment, Inc.
dick clark company - nashville, inc.
St. Ann Entertainment, Inc.
Austin ABG, Ltd.
Austin ABG Partners, Inc.
ABG Operating (Austin), Inc.
Austin Concessions, Inc.
Maybe Productions, Inc.
Family Secrets Productions, Inc.
Bandstand Holdings, Inc.
Matt Jon Productions, Inc.
Click Records, Inc.
Grapevine ABG, Ltd.
ABG Operating (Grapevine), Inc.
dc entertainment, inc.
CPI Productions, Inc.
American Bandstand Records, Inc.